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                                                                    Exhibit 21.1


                         Subsidiaries of the Registrant


StatSpin, Inc.

Perceptive Scientific Instruments, Inc. (formerly PSII Acquisition Corp.)

         Perceptive Scientific International Limited, a wholly-owned subsidiary of Perceptive Scientific Instruments, Inc.